Exhibit 99.1

August 4, 2008

To:	Chris Jacobs, CEO Theragenics Corp
From:	Pat Ferguson, President CP Medical
Subject:	Resignation of Presidency

Dear Chris,

Effective September 12th 2008, it is my intention to step down and resign as President of CP Medical. Please consider this as my 30-day notice without good reason, per my employment agreement dated May 6th 2005. I intend to continue to be a resource to you and Janet Zeman whenever I can help.

I am proud of CP Medical and have enjoyed building this fine company. It has been a pleasure seeing our progress over the last few years. Now and in the future, I remain available to help see to its growth and success. I look forward to watching the company reach heights beyond our dreams.

I’ve enjoyed our collaboration and wish all at Theragenics well.

Sincerely,
/s/ Patrick J. Ferguson
Patrick J. Ferguson